EXHIBIT 2.1

UNIT PURCHASE AGREEMENT

dated as of October 1, 2010

by and among

ROOMLINX, INC.,

CANADIAN COMMUNICATIONS LLC,

PEYTON COMMUNICATIONS, LLC,

GARNEAU ALLIANCE, LLC

and solely for the purposes of Section 8.1,

PEYTON HOLDINGS CORPORATION

and

ED GARNEAU

i

TABLE OF CONTENTS
(continued)

ii

UNIT PURCHASE AGREEMENT

UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2010, by and among Roomlinx, Inc., a Nevada corporation (“Buyer”), Canadian Communications, LLC, a Coloradolimited liability company (the “Company”), Peyton Communications, LLC, a Texas limited liability company (“Peyton”), Garneau Alliance, LLC, a Colorado limited liability company (“GA”) and, solely for the purposes of Section 8.1, Peyton Holdings Corporation, a Nevada corporation (“Peyton Corp”) and Ed Garneau (Peyton and GA, collectively, the “Selling Parties”).

WHEREAS, Peyton and GA own 100% of the outstanding membership units of the Company (the “Units”);

WHEREAS, the Selling Parties desire to sell to Buyer, and Buyer desires to purchase from the Selling Parties, all of the Units, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company is engaged in the business of telecommunications, including the provision of internet and telephone services to business and individuals and satellite television to individuals (the “Business”); and

WHEREAS, Buyer, the Company and the Selling Parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer, the Company and the Selling Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1            Purchase and Sale of the Units.  Upon the terms and subject to the conditions of this Agreement, the applicable Selling Party shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from each such Selling Party, the Units owned by such Selling Party, as set forth opposite such Selling Party’s name on Schedule 4.1, in consideration for the payment by Buyer to or on behalf of such Selling Party of the amounts set forth in Articles II and III of this Agreement.

ARTICLE II
PURCHASE PRICE

At the Closing (as defined below), Buyer shall:

(a)           pay $400,000 in cash to Peytonby wire transfer of immediately available funds to the bank account specified by Peyton on its signature page hereto;

(b)           pay $100,000 in cash to Thunderbird Management Limited Partnership on behalf of the Selling Parties;

(c)           issue a copy of a certificate to, and in the name of, Peyton Communications, LLC and, on behalf of the Selling Parties in settlement of the cancellation of certain indebtedness, each other person listed on Schedule 2(c) hereof for, in each case, the number of shares of Buyer Common Stock, listed opposite such person’s name on such schedule with the original certificate to be delivered by Buyer within two business days following the Closing Date; and

(d)           issue but retain as security for indemnification hereunder an aggregate of 79,000 shares of Buyer Common Stock (as the same may be reduced as provided for herein, the “Holdback Shares”) in the name of each person listed on Schedule 2(d) hereof for the number of shares of Buyer Common Stock listed opposite such person’s name.

ARTICLE III
CLOSING

Section 3.1            Closing Date. The closing of the purchase and sale of the Units pursuant to this Agreement (the “Closing”) shall be consummated on the date hereof (the “Closing Date”), at the offices of Buyer,2150 West 6th Avenue, Suite H, Broomfield, CO 80020, or at such other place as the parties may agree.

Section 3.2            Items to be Received by the Selling Parties.  At the Closing, the Selling Parties shall have received all of the following:

(a)           a certificate of good standing of Buyer, issued as of a recent date by the Secretary of State of the State of Nevada; and

(b)           a certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the incumbency of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement.

Section 3.3            Items to be Received by Buyer.  At the Closing, Buyer shall have received all of the following:

(a)           the certificates representing all of the Units, duly endorsed by the applicable Selling Party or accompanied by duly executed stock powers;

(b)           a copy of the then current Certificate of Formation of the Company (the “Company Charter”), certified as of a recent date by the Secretary of State of the State of Colorado;

(c)           certificates of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Colorado and each state in which the Company is qualified to do business as a foreign entity;

(d)           certificates of good standing (or similar certificate) for each Subsidiary of the Company, issued as of a recent date by the Secretary of State (or equivalent authority) of the state or Provence in which each such Subsidiary the Company is formed or organized and in each state or Provence where each such Subsidiary is qualified to do business;

(e)           a certificate from the secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the lack of amendments to the Company Charter since the date of the certificate specified in clause (b) above; (ii) the operating agreement of the Company and (iii) all resolutions of the members, board of directors or managers of the Company relating to the transactions contemplated hereby;

(f)            payoff letters evidencing cancellation of the Company’s Indebtedness for Borrowed Money effective upon repayment of such Indebtedness for Borrowed Money pursuant to Article II;

(g)           all consents, waivers or approvals obtained by the Company or the Selling Parties with respect to the consummation of the transactions contemplated by this Agreement;

(h)           duly executed resignations, effective as of the Closing, of each of the managers and/or directors of the Company and its Subsidiaries; evidence reasonably satisfactory to Buyer regarding the termination of the agreements, if any, set forth on Schedule 3.4(i); and

(i)            affidavits of non-foreign status for each Selling Party that comply with Section 1445 of the Code and a fully executed Form W-9.

Section 3.4            Holdback Release.  In the event of the final determination of a Loss or Expenses for which Buyer is indemnified pursuant to Article VIII hereof prior to the one-year anniversary of the Closing Date, Buyer shall reduce the Holdback Shares by the number of shares of Buyer Common Stock, rounded to the nearest whole share, determined as the quotient of (i) the amount of such Loss or Expense and (ii) the average of the high and low sales price for Buyer Common Stock on such date of determination (or the next business day if such day is not a business day) as reported on the OTC Bulletin Board or such other exchange that Buyer Common Stock is then listed (such new number of shares of Buyer Common Stock shall then be the “Holdback Shares”).  After final determination of the amount any Loss or Expense that any Buyer Group Member has notified GA and Peyton in accordance with the requirements of Section 8.3 that it may be entitled to indemnification hereunder on or prior to the one-year anniversary of the Closing Date that has not been determined as of the one-year anniversary of the Closing Date (such finally determined amount, the “Final Indemnity Offset”), Buyer shall (i) deduct from the Holdback Shares the number of shares of Buyer Common Stock, rounded to the nearest whole share, determined as the quotient of (I) the amount of such Loss or Expense and  (II) the average of the high and low sales price for Buyer Common Stock on such date of determination (or the next business day if such day is not a business day) as reported on the OTC Bulletin Board or such other exchange that Buyer Common Stock is then listed and (ii) issue to the parties listed in Schedule 3.2(d)  stock certificates for the remaining number of shares of Buyer Common Stock, if any.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Selling Party, severally and not jointly, represents and warrants to Buyer and agrees as follows:

Section 4.1            Ownership of Securities.  Such Selling Party holds of record, owns beneficially, and has good and marketable title to all of those Units listed opposite such Selling Party’s name on Schedule 4.1, free and clear of all Encumbrances.  Other than this Agreement, such Selling Party’s Units are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, any voting trust agreement or other agreements, including any agreement restricting or otherwise relating to the voting, dividend rights or disposition of such Selling Party’s Units.  When sold and delivered to Buyer in accordance with this Agreement, good and valid title to such Selling Party’s Units will pass to Buyer, free and clear of all Encumbrances.

Section 4.2            Organization, Power and Authorization of the Selling Parties.  (a) Such Selling Party (i) if such Selling Party is not a natural Person, is duly incorporated or organized, as the case may be, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be and (ii) has the requisite power and authority (and, if such Selling Party is a natural Person, the requisite capacity) necessary to enter into, deliver and perform its obligations pursuant to this Agreement and any Selling Party Ancillary Agreement to which it is a party.  Such Selling Party’s execution, delivery and performance of this Agreement and the Selling Party Ancillary Agreements to which such Selling Party is a party has been duly authorized and no other actions or proceedings on the part of such Selling Party are necessary to authorize this Agreement, the Selling Party Ancillary Agreements and the transactions contemplated hereby.

(b)          This Agreement has been duly authorized, executed and delivered by such Selling Party and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of such Selling Party enforceable in accordance with its terms, and each of the Selling Party Ancillary Agreements to which such Selling Party is a party has been duly authorized by such Selling Party and upon execution and delivery by such Selling Party will be (assuming the valid authorization, execution and delivery by Buyer) a legal, valid and binding obligation of such Selling Party enforceable in accordance with its terms.

(c)          Neither the execution and delivery of this Agreement or any of the ancillary agreements to which a Selling Party is a party nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)           conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance, under (1) if such Selling Party is a non-natural Person, the organizational documents of such Selling Party, (2) any note, instrument, mortgage, agreement, lease, franchise, license, permit or other authorization, right, restriction or obligation to which a Selling Party is a party or by which such Selling Party is bound, (3) any Court Order to which such Selling Party is a party or by which such Selling Party is bound or (4) any Requirements of Law affecting such Selling Party; or

(ii)          require the approval, consent, authorization or act of, or the making by such Selling Party of any declaration, filing or registration with, any Person.

Section 4.3            Investment.  With respect to any Selling Party that is receiving shares of Buyer Common Stock hereunder, such Selling Party is acquiring the Buyer Common Stock to be acquired by it hereunder as an investment for its own account with the present intent of holding such securities for the purposes of investment, and has no intention of selling such securities in a public distribution in violation of the federal securities laws or regulations of any applicable state securities laws or regulations; such Selling Party has had access to (through EDGAR or otherwise) and reviewed the reports and other materials and exhibits that Buyer has filed with the Securities and Exchange Commission and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding Buyer Common Stock.  Peyton Communications LLC is an “accredited investor” under Regulation D of the Securities Act and any applicable state securities laws and regulations and a sophisticated investor for the purposes of applicable U.S. federal and state securities laws and regulations.  Each of the Selling Parties acknowledges receiving from Buyer, and reviewing, Buyer’s: annual report on Form 10-K for the fiscal year ended December 31, 2009, proxy statement for the 2010 annual meeting of shareholders, quarterly report on Form 10-Q for the quarterly periods ended March 31 and June 30 2010 and current reports on Form 8-K filed with the Securities and Exchange Commission on May 5, June 2, July 22 and August 19, 2010, such review having covered the risk factors contained in the documents listed above.   The Selling Parties agree and understand that the Buyer Common Stock may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

Section 4.4            No Broker.  Such Selling Party has no liability to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement or any ancillary agreement.

Section 4.5            Peyton Corp.  Peyton represents and warrants to Buyer that Peyton Corp has a net worth in excess of $2,000,000.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Selling Parties represent and warrant to Buyer with respect to the Company, jointly and severally, as follows (for purposes of this Article V, other than Sections 5.1-5.4, all references to “the Company” shall be deemed to include all Subsidiaries of the Company), other than set forth on the corresponding disclosure schedule:

Section 5.1            Organization and Authority of the Company and Subsidiaries. (a)  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Colorado.  The Company is duly qualified to transact business as a foreign limited liability company and is in good standing in each of the jurisdictions listed on Schedule 5.1(a), which jurisdictions are the only ones in which the ownership or leasing of its properties and assets or the conduct of its business requires such qualification, and no other jurisdiction has demanded, requested or otherwise indicated that the Company is required to so qualify, except where such failure to be so qualified would not have or reasonably be expected to have a Material Adverse Effect.  The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.  True and complete copies of the Company Charter, the Company’s bylaws and the Company’s minute books have been delivered to Buyer, and such minute books contain true and complete records of all material meetings and other corporate action taken by the Board of Directors of the Company and the Stockholders.  The Company is in compliance with the provisions of the Company Charter and the Company’s bylaws.

(b)          Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)           conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance upon any of the Company’s or its Subsidiaries’ assets, under (1) the Company Charter and operating agreement, (2) any Company Agreement, (3) any note, instrument, mortgage, agreement, lease, franchise, license, permit or other authorization, right, restriction or obligation to which the Company is a party or its assets or business is subject or by which the Company or any Subsidiary is bound, (4) any Court Order to which the Company or any Subsidiary is a party or by which its assets or business is subject or by which the Company or any Subsidiary is bound or (5) any Requirements of Law affecting the Company or any Subsidiary or the Company’s or any of its Subsidiary’s assets or business, other than, in the case of clauses (2) and (3), any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not materially impair the ability of the Company to perform its obligations hereunder, have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby; or

(ii)          require the approval, consent, authorization or act of, or the making by the Company or any Subsidiary of any declaration, filing or registration with, any Governmental Body.

(c)          Each Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the state of its formation or organization.  Schedule 5.1(c) sets forth a listing of jurisdictions where each Subsidiary is duly qualified to transact business as a foreign entity, in which jurisdictions the applicable Subsidiary is in good standing, which jurisdictions are the only ones in which the ownership or leasing of the properties and assets or the conduct of the business of the Subsidiaries requires such qualification, and no other jurisdiction has demanded, requested or otherwise indicated that a Subsidiary is required to so qualify, except where such failure to be so qualified would not have or reasonably be expected to have a Material Adverse Effect.  Each Subsidiary has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.  True and complete copies of the certificate of formation (or similar document), bylaws (or similar document) and minute books of each Subsidiary have been delivered to Buyer, and such minute books contain true and complete records of all material meetings and other corporate action taken.  Each Subsidiary is in compliance with the provisions of its corporate documents

Section 5.2            Capital Structure. (a) Schedule 5.2(a) set forth the name of each member of the Company (the “Members”) and the number of Units owned of record by each such member as of the date hereof.

(b)           The authorized equity interests of the Company consist of 2,000 units of membership interests and there are no other classes of membership interests of the Company.

(c)           There are no agreements, arrangements, options, warrants, calls, rights, puts or commitments of any character relating to the issuance, sale, purchase or redemption of any Unitsor other equity interests or equity equivalents of the Company, whether on conversion of other securities or otherwise, or obligating the Company to grant, extend or enter into any such agreement, arrangement, option, warrant, call, right, put or commitment, and there are no outstanding contractual rights to which the Company is a party, the value of which is based on the value of any Units.

(d)           The Company is not a party to and there does not exist any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any Units.

(e)           The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Members on any matter.

(f)            None of the Units have been issued in violation of, or is subject to, any preemptive or subscription rights, and all of the Units have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws.

(g)           There are no declared or accrued and unpaid dividends (whether or not declared) with respect to the Units.

Section 5.3            Subsidiaries and Investments.

(a)           Schedule 5.3 sets forth a list of each corporation, partnership, limited liability company, joint venture or other entity in which the Company, directly or indirectly, owns of record or beneficially any outstanding voting securities or of which it is a general partner (each such corporation, partnership, limited liability company, joint venture or other entity being referred to herein as a “Subsidiary”) and the percentage of each class of securities so owned or held, directly or indirectly, by the Company.

(b)           Schedule 5.3 sets forth the authorized equity of each Subsidiary and indicates the number of issued and outstanding shares of capital stock or other interests, the number of issued shares of capital stock held as treasury shares, if any, and the number of shares of capital stock or other interests unissued and not reserved for any purpose of each Subsidiary.  Except as set forth in Schedule 5.3 and except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any equity interests of any of the Subsidiaries.  All of the outstanding shares of capital stock or interests in each of the Subsidiaries are validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock or other interests in each of the Subsidiaries are owned by Seller of record and beneficially free from all Encumbrances.

Section 5.4            Financial Statements; Internal Controls. (a) Schedule 5.4 contains (i) the consolidated audited balance sheets of the Company as of December 31, 2009 and December 31, 2008, respectively, and the related consolidated audited statements of income and stockholders’ equity for the fiscal years then ended, together with the appropriate notes to such financial statements (the “Footnotes”), and (ii) the unaudited consolidated balance sheets of the Company as of August 31, 2010, and the related consolidated statement of income and stockholders’ equity for the eight months then ended.  Except as set forth therein or in the notes thereto, such financial statements have been prepared in conformity with generally accepted accounting principles applied in the United States and present fairly, in all material respects, the consolidated financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby.

(b)           The Company’s system of internal control over financial reporting is effective in providing reasonable assurance (i) that material transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles applied in the United States, (ii) that all material receipts and expenditures are executed only in accordance with the authorization or approval of authorized Company employees and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.

Section 5.5            No Undisclosed Liabilities.  The Company is not subject to any material liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or reserved for on the Balance Sheet, other than liabilities of the same nature as those set forth on the Balance Sheet not material in amount and reasonably incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date.

Section 5.6            Operations Since Balance Sheet Date.  Since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business, and there has not been, in respect of the Company and its Subsidiaries, unless set forth on Schedule 5.6:

(i)           any material adverse change in the assets, business, operations, liabilities, profits or financial condition of the Company, and, to the Knowledge of the Executives, no fact or condition exists or is contemplated or threatened that would reasonably be expected to have a Material Adverse Effect;

(ii)          any damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking, individually or in the aggregate, that is material to the business or operations of the Company.

(iii)         (A) other than to the Company or any other Subsidiary, any declaration, set aside or payment of any dividends on, or making of any other actual, constructive or deemed distributions in respect of, any of its equity, or otherwise made any payments to the Members in their capacity as such, (B) split, combination or reclassification of any of its equity interest or issuance, sale or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for any Units or (C) purchase, redemption or other acquisition of any Interests or any other securities;

(iv)         any material change in the business or operations of the Company or any Subsidiary;

(v)           any amendment to the Company Charter or the Company’s bylaws or the similar documents of any Subsidiary;

(vi)         any acquisition or agreement to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(vii)        alteration through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

(viii)       any capital expenditure or expenditures which, individually, is in excess of $5,000 or, in the aggregate, are in excess of $10,000;

(ix)          sale, lease (as lessor), transfer or other disposition of, or mortgage or pledge, or imposition or sufferance to be imposed any Encumbrance on, any of the assets or properties of the Company or a Subsidiary, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

(x)          cancellation of any debts owed to or claims held (including the settlement of any claims or litigation) or waiver of any other rights held other than in the ordinary course of business consistent with past practice;

(xi)         creation, incurrence or assumption, or agreement to create, incur or assume, any Indebtedness for Borrowed Money or entered into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13);

(xii)           acceleration or delay in the collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected other than in the ordinary course of business consistent with past practice;

(xiii)          delay or acceleration of any payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid other than in the ordinary course of business consistent with past practice;

(xiv)          any change in the accounting principles and practices used by the Company from those applied in the preparation of the financial statements referred to on Schedule 5.4 except as required by generally accepted accounting principles;

(xv)            preparation or filing of any Tax Return inconsistent with past practice or, on any such Tax Return, taking any position, making any election or adopting any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods prior to the Closing Date); or

(xvi)           entry into any agreement or commitment to take any action listed in clauses (i)-(xv) above.

Section 5.7            Taxes. (a)  (i) the Company has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate, in all material respects, and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all material Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid or properly accrued; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (v) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Executives, proposed or threatened with respect to Taxes of the Company; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company (other than this Agreement) will terminate prior to the Closing and the Company will not have any liability thereunder on or after the Closing; (viii) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (ix) all material Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and entered on the books of the Company; (x) the Company has not been a member of any Company Group and the Company has not had at any time any direct or indirect ownership in any corporation, partnership, limited liability company, trust, joint venture or other entity; and (xi) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)         No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”).

(c)           No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits under any existing agreements with the Company, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.  Except as set forth on Schedule 5.7, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

Section 5.8            Governmental Permits. (a)  The Company owns, holds or possesses all licenses, franchises, permits, privileges, variances, immunities, approvals and other authorizations from Governmental Bodies that are material and necessary to entitle it to own or lease, operate and use its properties and assets and to carry on and conduct its business substantially as it is presently being conducted (collectively, the “Governmental Permits”).  Schedule 5.8 sets forth a list and brief description of each Governmental Permit.  Complete and correct copies of all of the Governmental Permits have been made available to Buyer.

(b)           The Company has fulfilled and performed, in all material respects, its obligations under each Governmental Permit, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Governmental Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit or that might adversely affect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the consummation of the transactions contemplated by this Agreement, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) the consent, approval or act of, or the making of any filing with, any Governmental Body.

Section 5.9            Real Property. (a) Schedule 5.9(a) sets forth a list of each lease or similar agreement under which the Company is lessee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”).  The Company has the right to quiet enjoyment of all the Leased Real Property described on Schedule 5.9(a) for the full term of each such lease or similar agreement (and any renewal option relating thereto) assuming due performance by the other parties thereto, and the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any Encumbrance as a result of any action or inaction by the Company except for Permitted Encumbrances and, to the Knowledge of the Executives, the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any other Encumbrance except for Permitted Encumbrances.  Except for Permitted Encumbrances, there are no agreements or other documents to which the Company is a party or by which the Company’s assets or business is bound, governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company.  The Company has valid leasehold estates in each of the Leased Real Properties free and clear of all Encumbrances encumbering such lessee’s leasehold interest except Permitted Encumbrances, but subject to all the terms and conditions of the leases and subject to any Encumbrances encumbering the applicable lessor’s title to the Leased Real Properties.

(b)           The Company does not own, and since its formation has not owned, any real property.

(c)           Neither the whole nor any part of any Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of the Executives, no such condemnation or other taking is threatened or contemplated.

(d)           There is no Environmental Property Transfer Act that applies to the transactions contemplated by this Agreement.

(e)           Except for the Permitted Encumbrances, to the Knowledge of the Executives, the Leased Real Property is not subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Leased Real Property or any part thereof.

Section 5.10          Personal Property Leases. Schedule 5.10 contains a brief description of each lease or other agreement or right, whether written or oral (including, in the case of oral leases or agreements, the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on 30 days or less notice.

Section 5.11          Intellectual Property; Software. (a) Schedule 5.11(a) of the Disclosure Schedule contains a list and description of all (i) Copyrights that have been filed with, issued or registered by any Governmental Body and in which the Company has an ownership interest; (ii) Patent Rights that have been filed with, issued or registered by any Governmental Body and in which the Company or any of its employees has an ownership interest; (iii) Trademarks that have been filed with, issued or registered by any Governmental Body and in which the Company has an ownership interest; (iv) Copyrights and Trademarks not described in clause (i) or clause (iii) which are material to the Company and in which the Company has an ownership interest; and (v) contracts to which the Company is a party which grant to the Company any license of any Copyright, Patent Right or Trademark of any other Person (other than shrinkwrap or other commercially available off-the-shelf software products licensed by the Company).

(b)            Schedule 5.11(b) of the Disclosure Schedule contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company, including Software used by the Company in its operations or incorporated into its products (other than shrinkwrap or other commercially available off-the-shelf software products licensed by the Company).

(c)            Schedule 5.11(c) of the Disclosure Schedule contains a list of all agreements, contracts, licenses, sublicenses and assignments to which the Company is a party (other than customer contracts) and which relate to (i) any Copyrights, Patent Rights or Trademarks listed on Schedule 5.11(a) of the Disclosure Schedule, (ii) any Trade Secrets owned by, licensed to or used by the Company or (iii) any Software listed on Schedule 5.11(b) of the Disclosure Schedule.  Except to the extent provided in (i) the agreements, contracts, licenses, sublicenses and assignments listed in Schedule 5.11(c) of the Disclosure Schedule, (ii) any customer contract or (iii) any license relating to a shrinkwrap or other commercially available off-the-shelf software products licensed by the Company, the Company has not agreed to indemnify any Person against any charge of infringement or other violation with respect to any Intellectual Property.

(d)           The Company either: (i) owns the entire right, title and interest in and to the Intellectual Property required to be listed on Schedule 5.11(a) of the Disclosure Schedule, free and clear of Encumbrances except for Permitted Encumbrances or (ii) has the perpetual, royalty-free right to use the same.  The Company is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration identified on Schedule 5.11(a) or (b) of the Disclosure Schedule as being owned by the Company.

(e)           (i) all registrations for Copyrights, Patent Rights and Trademarks identified on Schedule 5.11(a) of the Disclosure Schedule as being owned by the Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and, to the Knowledge of the Executives, in good standing, all without challenge of any kind; (ii) the Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by the Company, and to the Knowledge of the Executives, there is no basis for any such action; and (iii) the Company is not in material breach of any agreement affecting the Intellectual Property used by the Company and the Company has not taken any action that would impair or otherwise adversely affect its rights in the Intellectual Property used by the Company.

(f)           (i) no infringement, misappropriation or violation of any Intellectual Property right of any other Person has occurred or results in any way from the operations, products, Software or processes used in the Business; (ii) no claim of any infringement, misappropriation or violation of any Intellectual Property right of any other Person has been made or asserted in respect of the operations of the Business; (iii) no claim of invalidity of any Copyright, Trademark, Patent Right, Software or Trade Secret owned by the Company has been made; (iv) no proceedings are pending or, to the Knowledge of the Executives, threatened, which challenge the validity, ownership or use of any Intellectual Property owned by the Company; and (v) the Company has not received written notice of any claim that the operations, activities, products, Software, equipment, machinery or processes used in the Company’s business infringe, misappropriate, dilute or violate any Intellectual Property right of any other Person and, to the Knowledge of the Executives, there is no basis for any such claim.

(g)           (i) the Software required to be listed on Schedule 5.11(b) of the Disclosure Schedule is not subject to any transfer, assignment, change of control, site, equipment or other operational limitations that would materially adversely affect the Company’s use of such Software after the Closing, assuming that the Company continues to use such Software in substantially the same manner that the Software was used by the Company prior to Closing; (ii) the Company has maintained and protected the Software that it owns (the “Owned Software”) (including source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, Trade Secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) the Company has copies of each release or separate version of the Owned Software that is currently subject to maintenance obligations by the Company so that the same may be subject to registration in the United States Copyright Office; (v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company or Persons who have assigned to the Company all of their right, title and interest in and to the Owned Software); (vii) the Owned Software does not infringe, misappropriate or violate any Intellectual Property of any other Person; (viii) the Owned Software is not licensed pursuant to a so-called “open source” license and does not incorporate and is not based on any Software that is licensed pursuant to a so-called “open source” license; (ix) the Owned Software complies in all material respects with all applicable Requirements of Law relating to the export or reexport of the same; and (x) the Owned Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the United States Department of Commerce and/or the United States State Department.

(h)          All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company or any of its predecessors in interest thereto either:  (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all rights, title and interest therein or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such Intellectual Property.

(i)           The Company has not granted to any third Person any ownership rights, exclusive rights or any rights to sublicense any of the products it develops or sells or any Intellectual Property relating to such products to any third Persons.

Section 5.12          Title to Property. The Company has good, valid and marketable title or leasehold rights to the items of tangible personal property and equipment used by it in connection with the conduct of the Business, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 5.13          No Violation, Litigation or Regulatory Action.

(a)           neither the Company nor any of its properties or assets is subject to any Court Order;

(b)           the assets of the Company and their uses by the Company comply, in all material respects, with all applicable Requirements of Law and Court Orders;

(c)           the Company has complied in all material respects with all Requirements of Law and Court Orders that are applicable to its assets or business;

(d)           there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of the Executives, threatened, against or affecting the Company nor, to the Knowledge of the Executives, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which the Company is the plaintiff or claimant; and

(e)           there is no action, suit or proceeding pending or, to the Knowledge of the Executives, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.

Section 5.14          Contracts. Other than as set forth on Schedule 5.14, The Company is not a party to or bound by:

(a)           any contract for the purchase, sale or lease of real property;

(b)           any contract for the purchase of services, supplies, equipment or raw materials which involved the payment of more than $5,000 in the fiscal year ended December 31, 2009, or which the Company reasonably anticipates will involve the payment of more than $5,000 in the fiscal year ending December 31, 2010;

(c)           any contract for the sale of goods or services which involved the payment of more than $5,000 in the fiscal year ended December 31, 2009, or which the Company reasonably anticipates will involve the payment of more than $5,000 in the fiscal year ending December 31, 2010;

(d)           any consignment, distributor, dealer, reseller, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(e)           (i) any contract relating to the disposition or acquisition by the Company since January 1, 2008 of material properties or assets (except for licenses to or from the Company) or (ii) any partnership, joint venture (including joint development, joint distribution or strategic alliance), franchise or other similar agreement or arrangement;

(f)           any agreement or instrument that provides for, or relates to, the incurrence by the Company of debt for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(g)           any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others or any contract the primary content of which involves an indemnification or similar obligation on the part of the Company;

(h)           any agreement that (i) limits or restricts where the Company or any of its Affiliates may conduct business or the right of the Company or any of its Affiliates to sell or distribute any products or services to any Person, (ii) contains any covenant or provision prohibiting the Company or any of its Affiliates from engaging in any line or type of business or (iii) grants any exclusive rights to make, sell or distribute the Company’s products or services;

(i)             any “standstill” or similar agreement that restricts the Company’s right to acquire any security or business;

(j)           any contract with a Governmental Body other than customer contracts entered into in the ordinary course of business;

(k)           any other contract, agreement, commitment, understanding or instrument that is material to the Company; or

(l)           any contract still in effect that was not made in the ordinary course of business.

Section 5.15          Status of Contracts.  Each of the leases, contracts, licenses and other agreements required to be listed on Schedules 5.9, 5.10, 5.11(c), 5.14 or 5.17(a) (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and will continue in full force and effect immediately after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person.  The Company has not breached, in any material respect, any of its obligations under each of the Company Agreements, the Company is not in, or, to the Knowledge of the Executives,  alleged to be in, breach or default under, nor is there or, to the Knowledge of the Executives, is there alleged to be any basis for termination of, any of the Company Agreements, and, to the Knowledge of the Executives, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the Knowledge of the Executives, by any other such party.  The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder.  Complete and correct copies of each of the Company Agreements have heretofore been delivered to Buyer.

Section 5.16          Insurance. The Company maintains policies of fire and casualty, liability (general, products and other liability), workers’ compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business.  Schedule 5.16 lists the insurance policies (including the nature of coverage, limits, deductibles and premiums) maintained by or on behalf of the Company.  All of such policies are in full force and effect and the Company is not in material default of any provision thereof or has received notice of cancellation or termination thereof.  The policies listed therein will continue in effect after the consummation of the transactions contemplated by this Agreement until the termination or expiration thereof in accordance with their respective terms.  The Company shall keep its current insurance or comparable insurance in full force and effect through the Closing.  The Company has delivered to Buyer full, complete and correct copies of all materials listed on Schedule 5.16.

Section 5.17          Employees and Related Agreements; ERISA. (a) Set forth on Schedule 5.17(a) is a list of each Company Plan.  As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates (as hereinafter defined) or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability.  Notwithstanding the foregoing, “Company Plan” shall not include any plan, policy, practice, arrangement or understanding no longer in effect unless the Company or any ERISA Affiliates still may have any potential liability (direct, indirect, contingent or otherwise) relating thereto.

(b)           Each Company Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan which has relied on a favorable opinion or advisory letter for such plan and, to the  Knowledge of the Executives, no event has occurred since the date of such determination, opinion or advisory letter from the Internal Revenue Service which would reasonably be expected to cause any such plan to cease being so qualified.  Each Company Plan complies with its terms in all material respects and, where applicable, the requirements of ERISA and the Code.  Each Company Plan that is a group health plan has complied in all material respects with the health care continuation requirements of Section 601, etseq. of ERISA with respect to its employees and their spouses, former spouses and dependents.  The Company is not a party to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(c)           The Company has made available to Buyer, with respect to each Company Plan, true, correct and complete copies of (i) all plan documents and amendments, trust agreements and insurance contracts, as currently in effect, (ii) the most recent Internal Revenue Service determination letter, (iii) the most recent annual report (Form 5500 Series) and accompanying schedules, as filed, (iv) the current and, to the extent available, the prior summary plan description and (v) the most recent financial statements.

(d)           At no time has the Company, or any of its ERISA Affiliates maintained, contributed to or had any liability under a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  “ERISA Affiliates” shall mean any entity which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.  The Company has no obligations under any Company Plan or otherwise to provide welfare benefits to former employees of the Company, except as specifically required by Section 4980B of the Code.

(e)           Neither the Company nor, to the Knowledge of the Executives, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Plan which could subject any such Company Plan (or its related trust) or the Company or any officer, director or employee of the Company to the penalty or Tax under Section 402(i) or Section 402(l) of ERISA or Section 4975 of the Code.

(f)           There is no pending or, to the Knowledge of the Executives, threatened, claim which alleges any violation of ERISA or any other law (i) by or on behalf of any Company Plan or (ii) by any employee of the Company or any plan participant or beneficiary against any such plan.

(g)           Schedule 5.17(g) contains: a list of all (i) compensation plans, agreements or arrangements (whether or not in writing) with current and, to the extent the Company has any continuing liability or obligation, former employees of the Company, (ii) severance programs and policies of the Company with or relating to their respective current and, to the extent the Company has any continuing liability or obligation, former employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to their respective current and former employees containing change of control or similar provisions.

(h)          There are no situations that involved or involves (A) the use of any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from funds of the Company or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the SEC or any other federal, foreign, state or local government agency or authority.

(i)           The Company has complied in all material respects with the notice and coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (and any similar state law), Section 4980B of the Code, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(j)           With respect to any Company Plan, which is a “health plan” as defined by the privacy regulations under the Health Insurance Portability and Accountability Act of 1996, 67 Fed. Reg. 53182, there has been no violation of the privacy regulations of Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, as amended (and any similar state law) and the regulations thereunder.

(k)           There will have been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in the Company within twelve (12) months prior to the Closing.

(l)           The Company has no obligation for continuing post-employment health, life insurance coverage or other welfare benefits (whether or not insured) for any participant or any beneficiary of a participant under any Company Plan, collective bargaining agreement or otherwise, except as may be required under Requirements of Law.  The Company may amend or terminate any Company Plan at any time without incurring liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(m)          No Company Plan is subject to the laws of a foreign government or jurisdiction.

Section 5.18          Worker Safety and Environmental Laws.  The properties, assets and past and present operations of the Company have been and are in compliance, in all material respects, with all applicable Requirements of Laws, including Environmental Laws and Court Orders, including relating to public and worker health and safety and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or Release of Contaminants.  Without limiting the generality of the foregoing:

(a)           any asbestos-containing material which is on or part of any Leased Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law;

(b)           there is not now, nor, to the Knowledge of the Executives, has there ever been, on or in any Leased Real Property (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA or (ii) any underground storage tank or surface impoundment or landfill or waste pile;

(c)           the Company has obtained or filed applications for all material Permits required under applicable Environmental Laws to operate their facilities and conduct their respective businesses as they are currently being operated or conducted;

(d)           no written notification, demand, request for information, citation or order under any Environmental Law has been issued to or filed against the Company; and

(e)           no investigation or review is pending or, to the Company’s Knowledge, threatened against the Company by any Governmental Authority under any applicable Environmental Law.

Section 5.19          Employee Relations.

(a)           The Company is neither a party to or bound by any collective bargaining agreement, contract or other labor agreement or understanding with a labor union or labor organization concerning a labor arrangement, nor is the Company the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work slowdown or other labor dispute involving the Company pending or threatened, nor are the Company’s employees engaged in any activities to certify a collective bargaining unit or in any other organizational activity.  There is no lawsuit, grievance, arbitration, administrative hearing, workers compensation claim, claim or, to the Company’s Knowledge, investigation of wrongful discharge, employment discrimination or retaliation, sexual harassment, unfair labor practice charge or complaint or other employment dispute of any nature pending or threatened against or otherwise affecting the Company.

(b)           There are no payments of compensation due but unpaid to any employee of the Company other than accrued in the ordinary course of business.  The Company is in compliance with all material applicable laws, agreements, contracts and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, without limitation, wages and hours, labor relations, employee classification, employment discrimination, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers’ compensation and unemployment insurance, and the collection and payment of withholding and/or social security Taxes or any similar Tax.

(c)           The Company has furnished or made available to Buyer all personnel files of all employees and a complete and accurate list as of the date hereof (and shall provide Buyer with an update of such list as of the Closing Date), of all employees of the Company, showing for each:  (i) the employee’s name, (ii) the employee’s annualized base, bonus and/or commission compensation, (iii) the date of service recognized for any and all service-driven benefit entitlements and (iv) leave status (including type of leave, expected date of return for non-disability related leaves and expiration dates for disability leaves).

(d)           The Company has furnished or made available to Buyer a complete and accurate list, as of the date hereof, of all independent contractors and consultants of the Company, showing for each the aggregate dollar amounts of the compensation received by each individual from the Company with respect to services performed in 2010 up to the date hereof and an estimate of such amounts to be received for the remainder of 2010.  All consultants are independent contractors of the Company, and no consultants are employees of the Company.  None of the current or former independent contractors of the Company are properly reclassified as an employee, and no independent contractor of the Company is eligible to participate in any of the Company Plans.  No lawsuit, charge, or complaint has been filed before, or communicated to, and no investigation has been initiated by, any Governmental Authority, or has been threatened, alleging that the Company has improperly classified any Person as an independent contractor.

(e)           Except as set forth in Schedule 5.19(e), the Company is not a party to any employment agreement or consulting agreement with any Person or entity, nor is any such contract or agreement presently being negotiated.

Section 5.20         Customers and Suppliers.  Set forth on Schedule 5.20 is a list of names and addresses of the ten largest customers and the ten largest suppliers (in each case, measured by dollar volume of purchases or sales but not including up-front installation and implementation fees) of the Company and the percentage of the business of the Company which each such customer or supplier represents or represented during the fiscal year ended December 31, 2009 and the period from January 1, 2010 through June 30, 2010.  There has been no termination of, or, to the Knowledge of the Executives, threatened termination, cancellation or material limitation of, or any material modification or change in, the business relationship of the Company with any of the ten largest customers listed on Schedule 5.20 or whose purchases individually or in the aggregate are material to the operations of the Company’s business or with any supplier listed on Schedule 5.20 or whose sales individually or in the aggregate are material to the operations of the Company’s business.

Section 5.21         Availability of Assets.  The assets owned, leased or licensed by the Company constitute all the assets and properties used in, or necessary for, the operation of the business of the Company (including all books, records, computers and computer programs and data processing systems), and all such assets are in good condition (subject to normal wear and tear and obsolesce) and, except for immaterial amounts of assets or properties being repaired in the ordinary course of the Company’s business, consistent with past practice, serviceable condition, in all material respects.

Section 5.22         Accounts Receivable.   All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business.

Section 5.23         Product Liabilities. (a)  Since June 30, 2008, the Company has not received a written claim for or based upon a material breach of product warranty or product specifications or any other written allegation of liability resulting from the sale of its products or the provision of services and, to the Knowledge of the Executives, there is no basis for any such claim.  The products sold or delivered (including the features and functionality offered thereby) or services rendered by the Company comply, in all material respects, with (i) all Requirements of Law (and enable customers to so comply when used as intended) and (ii) all contractual requirements, covenants or express or implied warranties applicable thereto, copies of which have previously been made available to Buyer.

(b)           The Company’s customer contracts currently in effect do not contain any term or provision that (i) requires the Company: (1) to deliver the source-code for any software product to any third party; (2)  to deliver any material modification to or materially enhanced functionality for any software product (other than updates), which, individually would result in costs in excess of $1,000 or, costs in excess of $5,000 in the aggregate; (3) to deliver a new or next generation product; or (4) to provide future discounts or fixed rates on future hardware and/or software purchase by the customer, or (ii) prevents or restricts the Company from ceasing to provide support for any product after the end of the then current term of the customer agreement.

Section 5.24         Transactions with Affiliates. (a)  For purposes of this Section 5.24, the term “Affiliated Person” means (i) any holder of Units, (ii) any director or officer of the Company or any Subsidiary of the Company, (iii) any Person that directly or indirectly controls, is controlled by or is under common control with the Company or (iv) any member of the immediate family of any of such Persons and any Person that directly or indirectly controls, is controlled by or is under common control with any such immediate family member.

(b)           Other than as set forth on Schedule 5.24(b), since June 30, 2008, the Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company), (ii) sold, leased or otherwise disposed of any property or assets or provided any services to, (iii) entered into or modified in any manner any contract with or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

(c)           Other than as set forth on Schedule 5.24(c)(i) The contracts of the Company do not include any obligation or commitment between the Company, on the one hand, and any Affiliated Person, on the other hand, (ii) the assets of the Company do not include any receivable or other obligation or commitment from an Affiliated Person to the Company except for those obligations or commitments incurred in the ordinary course of business and (iii) the liabilities of the Company do not include any payable or other obligation or commitment from the Company to any Affiliated Person except for such obligations or commitments incurred in the ordinary course of business.

(d)           To the Knowledge of the Executives, no Affiliated Person of the Company is a party to any contract with any customer or supplier of the Company that affects in any adverse manner the business of the Company.  To the Knowledge of the Executives, no person employed by the Company is an immediate family member of any officer or director of the Company.

(e)           Prior to the Closing, or subject only to the receipt of consideration obtained by the Selling Parties at the Closing, the Company and the Selling Parties shall cause all liabilities owing from the Company or any of its Subsidiaries to any Affiliated Person to be discharged, terminated or cancelled.

Section 5.25          No Finder.  Neither the Company, any Selling Party nor any Person acting on the Company’s or a Selling Party’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 5.26          Takeover Statutes and Charter Provisions.  No state takeover statutes or takeover charter or bylaw provisions are applicable to this Agreement, the Buyer Ancillary Agreements or the Selling Party Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 5.27          Disclosure. To the Knowledge of the Executives, no representation or warranty of the Company contained in this Agreement or in any ancillary agreement, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of the Company or any Selling Party to Buyer or any of its representatives pursuant hereto, contains any untrue statement of fact, or omits to state any fact necessary, in light of the circumstances under which it was  made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Selling Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Selling Parties as follows:

Section 6.1            Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer has full power and authority to own or lease and operate and use its properties and assets and to carry on its business as now conducted.  Buyer is duly qualified to transact business as a foreign corporation and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to so qualify or be in good standing would not have or would not reasonably be expected to have a material adverse effect on Buyer.

Section 6.2            Authority; Conflicts. (a) Buyer has all requisite power and authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by its Board of Directors and do not require any further authorization or consent of Buyer or its stockholders.  This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the Company and each Selling Party) is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by the Company and each Selling Party) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

(b)          Except as set forth on Schedule 6.2(b), neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer nor the consummation of any of the transactions contemplated hereby or thereby by Buyer, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will:

(i)           conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance upon any of Buyer’s assets, under (1) Buyer’s certificate of incorporation or bylaws of Buyer, (2) any note, instrument, mortgage, agreement, lease, license franchise, permit or financial obligation to which Buyer is a party or any of its assets or business is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which any of its assets or business is subject or by which Buyer is bound or (4) any Requirements of Law affecting Buyer or its assets or business, other than any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii)          require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Governmental Body.

Section 6.3            Financing.  Buyer presently has, or has access to, and will have at the Closing sufficient funds, in cash, to pay the Purchase Price and all other amounts payable by Buyer under this Agreement at the Closing together with all fees and expenses of Buyer at the Closing associated with the transactions contemplated hereby.

Section 6.4             No Finder.  Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1             Tax Matters.

(a)           Liability for Taxes. (i)  The Selling Parties shall be liable for and pay, and pursuant to Article VIII from and after the Closing Date shall indemnify and hold the Buyer Group Members harmless from and against any and all Losses arising out of, (A) all Taxes imposed on the Company or its Subsidiaries, or Taxes for which the Company or any of its Subsidiaries may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (B) any liability for Taxes (including, but not limited to, pursuant to Treasury Regulations § 1.1502-6) for which the Company or any of its Subsidiaries is responsible (by reason of requirements of law or otherwise) as a result of having been a member, on or before the Closing Date, of any affiliated, consolidated, combined or unitary or similar group for United States federal, state or local Tax purposes, and (C) any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.  Buyer shall be liable for and pay, and pursuant to Article VIII from and after the Closing Date shall indemnify and hold the Selling Parties harmless from and against any and all Losses arising out of, (A) all Taxes imposed on the Company, or for which Taxes the Company may otherwise be liable, for any taxable year or period that ends after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending after the Closing Date, and (B) any liability for Taxes for which the Company is responsible as a result of having been a member, after the Closing Date, of any affiliated, consolidated, combined or unitary or similar group for United States state, federal or local Tax purposes.  For purposes of this Section 7.1(a)(i), whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(ii)           If  Buyer receives a credit with respect to, or refund of, any Tax for which the Selling Parties are liable pursuant to Section 7.1(a)(i), Buyer shall pay over to the Selling Parties the amount of such refund or credit within fifteen(15) days after receipt thereof.  In the event that any refund or credit of Taxes for which a payment has been made to the Selling Parties by Buyer is subsequently reduced or disallowed, the Selling Parties shall indemnify and hold harmless the Buyer Group Members for any Tax assessed against them by reason of the reduction or disallowance. For purposes of this Section 7.1(a)(ii), Tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other Taxes payable attributable to such interest after taking into account any offsetting deductions or credits.

(b)          Tax Returns.  The Selling Parties shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company or its Subsidiaries for taxable years or periods ending on or before the Closing Date and the Selling Parties shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Buyer shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date (including any Straddle Period) and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  The Selling Parties shall reimburse Buyer for the Taxes for which the Selling Parties are liable pursuant to paragraph Section 7.1(a)(i) but which are remitted in respect of any Tax Return to be filed Buyer pursuant to this Section 7.1(b) upon the written request of Buyer setting forth in detail the computation of the amount owed by the Selling Parties.  In no event shall the foregoing reimbursement obligations be limited in any way by the limitations set forth in Article VIII.  All Tax Returns which the Selling Parties are required to file or cause to be filed in accordance with this Section 7.1(b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods.

(c)          Contest Provisions.  Buyer shall notify the Selling Parties in writing upon receipt by Buyer or, after the Closing Date, the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which the Selling Parties would be required to indemnify Buyer Indemnified Parties pursuant to Section 7.1(a)(i); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent such failure materially impairs the Selling Parties’ ability to contest any such Tax liabilities.  The Selling Parties shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding which relates solely to taxable periods ending on or before the Closing Date; provided, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding and the Selling Parties give adequate assurances of their ability to satisfy any and all costs and liabilities associated therewith.  Notwithstanding the foregoing, (A) neither the Selling Parties nor any Affiliate of the Selling Parties shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Buyer Group Member, the Company, or any Affiliate thereof for any period after the Closing Date to any extent unless the Selling Parties have indemnified each Buyer Group Member against the effects of any such settlement without the prior written consent of Buyer, not to be unreasonably withheld, (B) Buyer shall have the sole right to defend the Company with respect to any issue arising in connection with any Tax audit or administrative or court proceeding to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue and (C) nothing herein shall be construed to impose on Buyer any obligation to defend the Company in any Tax audit or administrative or court proceeding.

(i)           Assistance and Cooperation.  After the Closing Date, each Selling Party and Buyer shall (and shall cause their respective Affiliates to) (A) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.2(a)(i)(D) (relating to sales, transfer and similar Taxes), (B) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.2(b), and in connection therewith, provide the other party with any necessary powers of attorney, (C) cooperate fully in preparing for and defending any audits of, or disputes with Governmental Authorities regarding, any Tax Returns of the Company, (D) make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to Taxes of the Company, and (E) furnish the other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request.

(e)          Survival of Obligations.  Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.1 shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 7.2            Covenant Not to Compete or Solicit Business; Confidentiality.

(a)          In furtherance of the sale of the Units to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Units and the Business so sold, each Selling Party covenants and agrees that, for a period ending on the second anniversary of the later of (i) the Closing Date or (ii) the date they are no longer employed (as employee, independent contractor or otherwise) by Buyer or any of its subsidiaries, none of such Selling Parties nor any of their respective Affiliates will, directly or indirectly:

(i)           engage or invest in, own, manage, operate, finance, lend name to, control, participate in, perform services for, be employed by, sell materials to, or otherwise carry on, a business similar to or competitive with (including to an entity or individual that owns, controls or otherwise operates such a business) the Business and, if applicable, any business conducted by Buyer during such Selling Party’s employment by Buyer, in either case anywhere in the world; or

(ii)          induce, solicit, recruit or persuade or attempt to induce, solicit, recruit or persuade any employee, agent, licensor, content provider, supplier, distributor or customer of Buyer, the Company, or their respective Affiliates to curtail, cancel or terminate such employment, agency or business relationship or in any way interfere with the relationship between Buyer, the Company or their respective subsidiaries and any such individual or entity; or

(iii)          hire any individual who is (or within the last 9 months has been) an employee of Buyer, the Company or their respective subsidiaries.

Each Selling Party also covenants and agrees that from and after the Closing Date it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates.

(b)           Each Selling Party understands and acknowledges that such Selling Party has had access to and has learned (a) information proprietary to the Company with respect to the Business and (b) other information proprietary to the Company, including, without limitation, trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans and all other confidential information with respect to the Business (collectively, “Proprietary Information”).  Each Selling Party agrees that, from and after the Closing, such Selling Party (i) will keep confidential all Proprietary Information, (ii) will not, directly or indirectly, disclose any Proprietary Information to any third party or use any Proprietary Information in any way and (iii) will not, directly or indirectly, misuse, misappropriate or exploit any Proprietary Information in any way.  The restrictions contained in this Section 7.2(b) shall not apply to any information which (x) is at the Closing or thereafter becomes available to the public other than as a result of a disclosure, directly or indirectly, by a Selling Party, or (y) is required to be disclosed by applicable requirements of law; provided, that, in such event, the Selling Party making such disclosure shall use reasonable best efforts to give reasonable advance notice of such requirement to Buyer to enable Buyer or the Company to seek a protective order or other appropriate remedy with respect to such disclosure.

(c)            If either Selling Party violates any of its obligations under this Section 7.2, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Selling Parties acknowledge that a violation of this Section 7.2 may cause Buyer irreparable harm which may not be adequately compensated for by money damages.  Seller therefore agrees that in the event of any actual or threatened violation of this Section 7.2, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any violations of this Section 7.2, without the necessity of posting a bond.  The prevailing party in any action commenced under this Section 7.2 shall also be entitled to receive reasonable attorneys’ fees and court costs.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.2, any term, restriction, covenant or promise in this Section 7.2 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

Section 7.3            Transfer of Restricted Securities.

(a)           Each Selling Party covenants and agrees that, for a period of one year from and after the Closing Date, it shall not, directly or indirectly, offer, sell, dispose of or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Buyer Common Stock that is part of the Purchase Price and any securities issued with respect to such securities by way of a stock dividend or a stock split or in connection with a combination of shares, recapitalization, share exchange, merger, consolidation or other reorganization.

(b)           Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission if such rule is available and (iii) subject to the conditions specified in Section 7.3(c) below, any other legally available means of transfer.  In addition, the transfer of any shares of Buyer Common Stock issued hereunder (including any securities issued with respect to such securities by way of a stock dividend or a stock split or in connection with a combination of shares, recapitalization, share exchange, merger, consolidation or other reorganization) held by any Selling Party that is employed by Buyer or its Affiliates shall be subject to Buyer’s trading policies, as the same may be modified from time to time in Buyer’s sole discretion.

(c)           In connection with the transfer of and Restricted Securities (other than a transfer described in clause (i) or (ii) of Section 7.3(b) above), the holder thereof shall deliver written notice to Buyer describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel, reasonably satisfactory to Buyer, that is knowledgeable in securities law matters, to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act.  In addition, if the holder of Restricted Securities delivers to Buyer an opinion of counsel, reasonably satisfactory to Buyer, that is knowledgeable in securities law matters, that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, Buyer shall promptly upon such completed transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 7.3(d).  If Buyer is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to Buyer in writing its agreement to be bound by the conditions contained in this Section 7.3.

(d)           Each certificate or instrument representing Restricted Securities shall be imprinted with a legend substantially in the following form:

“The securities represented by this certificate were originally issued on ___________, 2010, and have not been registered under the Securities Act of 1933, as amended.  The transfer of the securities represented by this certificate is subject to the conditions specified in the Unit Purchase Agreement, dated as of ___________, 2010 and as amended and modified from time to time, between the issuer (the “Company”) and certain selling parties and others.  The Company reserves the right to refuse transfer of such securities until such conditions have been fulfilled with respect to such transfer.  A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge.”

(e)           For purposes of this Agreement, “Restricted Securities” means (i) any shares of Buyer Common Stock that are part of the Closing Stock Consideration and (ii) any securities issued with respect to such securities referred to in clause(i) above by way of a stock dividend or a stock split or in connection with a combination of shares, recapitalization, share exchange, merger, consolidation or other reorganization.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker on a securities exchange or in the over the counter market pursuant to Rule 144 under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 7.3(d) have been delivered by Buyer in accordance with Section 7.3(c).

ARTICLE VIII
INDEMNIFICATION

Section 8.1             Indemnification for the Benefit of Buyer. (a)  Each of Peyton and Peyton Corp, on the one hand, and GA and Ed Garneau, on the other hand agrees, severally but not jointly, to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses suffered, incurred or sustained by such Buyer Group Member relating to, in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of the applicable Selling Party contained in Article IV of this Agreement and (ii) any breach by the applicable Selling Party of any of its covenants and agreements hereunder, or any failure of such Selling Party to perform any of its obligations, in this Agreement.  The representations in Article IV and the indemnification provided in this Section 8.1(a) shall survive two years past the expiration of any applicable statute of limitations. With respect to claims for Losses and Expenses incurred by any Buyer Group Member in connection with or arising from any breach of any warranty or the inaccuracy of any representation of a Selling Party contained in Article IV hereof, the maximum amount of Losses and Expenses eligible for indemnification claims pursuant to this Section 8.1 shall not exceed the Purchase Price.

(b)           The Selling Parties agree, jointly and severally, to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expense suffered, incurred or sustained by any such Buyer Group Member in connection with or arising from:

 (i)          any breach of any warranty or the inaccuracy of any representation of the Company or a Selling Party (other than those in Article IV) contained or referred to in this Agreement or any certificate delivered by or on behalf of the Selling Parties and the Company pursuant hereto;

 (ii)         the payment by the Company of Acquisition Expenses incurred by the Company, or for which the Company is liable, at or prior to the Closing;

 (iii)         any Pre-Closing Taxes or Transfer Taxes; or

(iv)         any breach by the Company of any of its covenants or agreements, or any failure of the Company to perform any of its obligations, in this Agreement or in any ancillary agreement;

provided, however, that Buyer Group Members shall be indemnified and held harmless under Section 8.1(b)(i) with respect to Losses and Expenses incurred by Buyer Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1(a), 5.2, 5.3,5.4,5.7, 5.12, 5.21, 5.22 or 5.25 hereof (the “Fundamental Representations”), as to which this proviso shall have no effect) only if the aggregate amount of such Losses and Expenses exceeds $10,000 (it being understood that such amount shall be a deductible at or below which Buyer Group Members shall not be entitled to indemnification pursuant to Section 8.1(b)(i)).  In order to determine whether a breach or inaccuracy of any representation or warranty (or failure of any representation or warranty to be true and correct) referred to in Section 8.1(b)(i) hereof has occurred or the amount of any Loss or Expense, all qualifications or exceptions included in such representations or warranties relating to materiality (including the words “material” or “Material Adverse Effect”), material adverse change or similar qualifications shall be disregarded.

(c)          The indemnification provided for in Section 8.1(b)(i) shall terminate on the secondanniversary of the Closing Date (and no claims shall be made by any Buyer Group Member under Section 8.1(b)(i) thereafter), except that the indemnification of Buyer Group Members shall continue as to:

(i)           the Fundamental Representations, as to all of which no time limitation shall apply; and

(ii)          any Loss or Expense of which any Buyer Group Member has notified GA and Peyton in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.1, as to which the right of the Buyer Group Member to be indemnified with respect to such Loss or Expense shall continue until the liability shall have been determined pursuant to this Article VIII and all Buyer Group Members shall (to the extent ultimately determined to be entitled) have been reimbursed for such Loss and Expense in accordance with this Article VIII.

(d)           In no event shall the aggregate amount required to be paid by the Selling Parties pursuant to Section 8.1(b)(i) (other than in respect of Sections 5.1(a), 5.2, 5.3, 5.7 or 5.25, as to which such limitation shall not apply) exceed the Holdback Shares (or if released, the value of the Holdback Shares when released).

Section 8.2            Indemnification for the Benefit of the Selling Parties. Buyer agrees to indemnify and hold harmless each Seller Indemnified Party from and against any and all Losses and Expenses suffered, incurred or sustained by any such Seller Indemnified Party in connection with or arising from:

(i)           any breach by the Buyer of any of its covenants hereunder, or any failure of Buyer to perform any of its obligations, in this Agreement; and

(ii)         any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto.

Section 8.3           Notice of Claims by Buyer Group Members. (a)  Any Buyer Group Member or Seller Indemnified Party (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, or, if not known, an estimated amount, with an explanation of the basis for calculating such amount, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.  A Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.  The failure to give the Claim Notice promptly as required by this Section 8.3 shall not affect the rights under this Article VIII except to the extent such failure is actually and materially prejudicial to the rights and obligations of the party.

(b)          After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 8.4           Third Person Claims.

(a)           Subject to Section 8.4(b), the Indemnified Party shall have the right to conduct and control, through counsel reasonably satisfactory to the Indemnitor, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall reasonably cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i)           the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii)          the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld, conditioned or delayed), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 15 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to suchIndemnified Party.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b)            If any Third Person Claim against any Indemnified Party is solely for money damages which will be fully borne by the Indemnitor or, where the Selling Parties are the Indemnitor, will have no continuing effect on the Business or the Company, then the Indemnitor shall have the right to conduct and control, through counsel reasonably satisfactory to the Indemnified Party, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if (i) the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide full indemnification to the Indemnified Party in respect thereof and (ii) the final settlement or compromise includes a full and unconditional release and discharge in favor of Buyer, the Company and the Business, and in any such case the Indemnified Party shall reasonably cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof.

Section 8.5            Holdback Shares Amount as Security; Set-Off.  Any amount of indemnification that a Buyer Group Member is determined to be entitled to be paid pursuant to Section 8.1(b) shall be first set off against the Holdback Shares.

Section 8.6            Indemnification Payments.  (a) The Parties hereto agree to treat all payments made pursuant to this Article VIII as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof, except to the extent that the laws of a particular jurisdiction require otherwise.

(b)           Payments that a Person is entitled to receive pursuant to this Article VIII shall be in an amount which is sufficient to compensate the Indemnified Party for the amount of such Loss or Expense, after taking into account all net increases in federal, state, local, foreign or other Taxes payable by such Buyer Group Member as a result of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of Tax basis, or otherwise increasing such Taxes payable by such Indemnified Party at any time).

ARTICLE IX
RELEASE

Section 9.1           Release.  Except as set forth in the proviso hereto sentence and subject to the limitations set forth therein, each Selling Party will, and hereby does, effective as of the Closing, irrevocably and unconditionally release and forever discharge the Company and its officers, directors, employees, Affiliates, agents and representatives from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to any act or omission of any kind or character whatsoever of the Company or any predecessor of the Company or their respective officers, directors, affiliates, agents or representatives occurring at or prior to the Closing or any operations of the Company’s or any of its predecessor’s businesses at or prior to the Closing, including the calculation and payment of any and all accrued and unpaid dividends or arising out of or related to the Selling Party’s acquisition or ownership of Units; provided, however, that such claims shall not include claims arising out of this Agreement and/or any agreement, instrument or document being or to be executed and delivered by such Selling Party in connection with this Agreement.

ARTICLE X
GENERAL PROVISIONS

Section 10.1         Survival of Obligations.  All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except for the Fundamental Representations or as otherwise provided in Article VIII, the representations and warranties, other than the Fundamental Representations which shall survive for sixty days past any applicable statute of limitations, contained in Articles V and VI shall terminate on the second anniversary of the Closing Date.

Section 10.2         Confidential Nature of Information.  Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials (or certify to their destruction) which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors).  No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Section 10.3         No Public Announcement.  Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of the Securities and Exchange Commission or any stock exchange.

Section 10.4         Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by facsimile or when sent by registered or certified mail or by overnight courier service addressed as follows:

If to Buyer, to:

Roomlinx, Inc.
2150 West 6th Avenue, Suite H
Broomfield, CO 80020
Facsimile: (303) 544-1110
Attention: Michael Wasik

with a copy to:

Westerman Ball Ederer Miller & Sharfstein, LLP
1201 RXR Plaza
Uniondale, NY 11556
Facsimile: (516) 977-3056
Attention:  Alan Ederer

If to any Selling Party, Ed Garneau or Peyton Corp, to:

Canadian Communications, LLC
PO Box 271262
Louisville, CO 80027

Attention:  Ed Garneau

with a copy to:

Sprouse Shrader Smith
701 S. Taylor, Suite 500
Amarillo, TX 79105-5008
Attention:  David Jones

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 10.5          Successors and Assigns.

(a)           The rights of any party under this Agreement shall not be assignable by such party hereto without the written consent of the other parties, except that the rights of Buyer hereunder may be assigned without the consent of Seller or any Seller Member, to  any corporation or limited liability company all of the outstanding capital stock or membership interests of which are owned or controlled by Buyer or to any general or limited partnership in which Buyer or any such corporation or limited liability company is a general partner.

(b)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 10.5 any right, remedy or claim under or by reason of this Agreement.

Section 10.6          Access to Records after Closing.

(a)           For a period of six years after the Closing Date, the Selling Parties and their representatives shall have reasonable access to all of the books and records with respect to the Company transferred to Buyer hereunder to the extent that such access may reasonably be required by such Selling Party in connection with matters relating to or affected by the operations of the Company prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  The Selling Parties shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 10.6.  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give the Selling Parties a reasonable opportunity, at the Selling Parties’ expense, to segregate and remove such books and records as they may select.

(b)           For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business and the Company which any Selling Party or any of their respective Affiliates may retain after the Closing Date.  Such access shall be afforded by such Selling Party and such Affiliates upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 10.6.  If a Selling Party or any of its respective Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, it shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

Section 10.7          Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 10.8          Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 10.9          Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 10.10        Expenses.  Each of the parties hereto shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, the “Acquisition Expenses”).

Section 10.11        Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each  Selling Party, Peyton Corp, Ed Garneau and Buyer.  Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12        Further Assurances.  On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments reasonably requested by the other parties as are reasonably necessary to effectuate the purposes of this Agreement, including the conveyance and transfer of the Units to Buyer in accordance with the terms of this Agreement.

Section 10.13        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Colorado.

Section 10.14        Time is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.15        Submission to Jurisdiction.  Each party hereto hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the District of Colorado and the jurisdiction of any court of the State of Colorado located in Denver and waive any and all objections to jurisdiction that they may have under the laws of the State of Colorado or the United States.

ARTICLE XI
DEFINITIONS

Section 11.1          Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 11.1 and shall be equally applicable to both the singular and plural forms.

“Acquisition Expenses” has the meaning specified in Section 10.10.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliated Person” has the meaning specified in Section 5.24(a).

“Agreement” has the meaning specified in the first paragraph of this agreement.

“Balance Sheet” means the unaudited balance sheet of the Company as of August 31, 2010 included on Schedule 5.4.

“Balance Sheet Date” means August 31, 2010.

“Business” has the meaning specified in the third recital to this Agreement.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Common Stock” means the shares of Buyer’s common stock, par value $0.001 per share.

“Buyer Group Member” means (a) Buyer and its Affiliates, (b) their respective directors, officers, employees, agents, attorneys and consultants and (c) successors and assigns of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 etseq.

“Claim Notice” has the meaning specified in Section 8.3(a).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the first paragraph to this Agreement.

“Company Agreements” has the meaning specified in Section 5.15.

“Company Charter” has the meaning specified in Section 3.3(b).

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor) or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

“Company Plan” has the meaning specified in Section 5.17(a).

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste or any constituent of any such substance or waste.

“Copyrights” means United States and foreign copyrights, copyrightable works and mask works, whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Current Annual Compensation” means, with respect to a Person, such Person’s annual compensation including per diem compensation and other special compensation.

“Disclosure Schedules” has the meaning specified in the introductory paragraph to Article V.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of any kind, other than (i) restrictions imposed by applicable federal and state securities laws or (ii) an Encumbrance created by Buyer at or after the Closing.

“Environmental Laws” means any and all applicable laws (including statutes, regulations and common law) of the United States, any state, any political subdivision of either of them or any other national or political subdivision, previously in effect or presently in effect as of the Closing Date, for the protection of the environment or human health and safety, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Body under such laws, and shall include CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 etseq.), RCRA, the Clean Water Act (33 U.S.C. §§ 1251 etseq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 etseq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 etseq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f etseq.) as well as any and all state or local laws that relate to pollution, contamination of the environment, human health or safety and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and permits issued thereunder.

“Environmental Property Transfer Act” means any applicable Requirements of Law that for environmental reasons, conditions, restricts, prohibits or requires any notification or disclosure with respect to the direct or indirect transfer, sale, lease or closure of any property, including any so-called “Environmental Cleanup Responsibility Acts” or “Responsible Property Transfer Acts.”

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning specified in Section 5.17(d).

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Footnotes” has the meaning specified in Section 5.4(a).

“Fundamental Representations” has the meaning specified in Section 8.1(b).

“GA” has the meaning specified in the first paragraph of this Agreement.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.8(a).

“Income Tax” means any federal, state, local or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, other than accounts payable arising in the ordinary course of business; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of such Person under checks or other negotiable instruments issued by such Person in excess of cash (and cash equivalents) available to such Person to honor such obligations; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indebtedness for Borrowed Money” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, other than accounts payable arising in the ordinary course of business.

“Indemnified Party” has the meaning specified in Section 8.3(a).

“Indemnitor” has the meaning specified in Section 8.3(a).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Knowledge of the Executives” means the actual knowledge, after reasonable inquiry (consisting of the level of inquiry required by reasonable commercial diligence), of Ed Garneau.

“Leased Real Property” has the meaning specified in Section 5.9(a).

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Effect” means any change, development, event or effect that, when considered either individually or in the aggregate with all other changes, developments, events or effects, is or could reasonably be expected to be, materially adverse to the properties, assets, liabilities, prospectus, condition, operations, results of operations or business of the Company and its Subsidiaries or on the ability of the Company and/or the Selling Parties to consummate the transactions contemplated hereby.

“Members” has the meaning specified in Section 5.2.

“Owned Software” has the meaning specified in Section 5.11(g).

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Encumbrances” means (a) liens for immaterial Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) accounts payable and equipment financing arrangements assumed by Buyer.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Peyton” has the meaning specified in the first paragraph to this Agreement.

“Pre-Closing Taxes” means any Taxes imposed on the Company or for which the Company may otherwise be liable for any taxable year or period (or portion thereof) that ends on or before the Closing Date.  For purposes of this definition, any Taxes attributable to a taxable year or period that begins on or before and ends after the Closing Date shall be allocated to the pre-closing period on a “closing of the books” basis by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

“Proprietary Information” has the meaning specified in Section 7.2(b).

“Purchase Price” means the sum of the (i) the cash paid pursuant to Article II (a) and (b) and (ii) the shares of Buyer Common Stock issued pursuant to Article II (c) and (d).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 etseq.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Leased Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Leased Real Property.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use and Environmental Laws) or common law.

“Schedule” means the disclosure schedules accompanying this Agreement.

“SEC” means the Securities and Exchange Commission.

“Seller Indemnified Party” means the Selling Parties or any of their Affiliates, officers, directors, employees or agents.

“Selling Party” has the meaning specified in the first paragraph to this Agreement.

“Selling Party Ancillary Agreements” means the documents to be executed and delivered by a Selling Party in connection herewith.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, and related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” has the meaning specified in Section 5.3(a).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(a)           any federal, state, local or foreign net income, gross income, gross receipts, premium, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental (including taxes under Code Section 59A) tax or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and

(b)           any liability for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has included the Company.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information.

“Trademarks” means United States, state and foreign trademarks, service marks, internet domain names, logos, trade dress and trade names (including all assumed and fictitious names under which the Company is conducting business or has within the previous five years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

“Transfer Taxes” means any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax imposed on the transactions contemplated by this Agreement.

“Units” has the meaning specified in the first recital hereto.

“WARN Act” has the meaning specified in Section 5.17(k).

*  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Unit Purchase Agreement to be executed as of the day and year first above written.

ROOMLINX, INC.

By:	/s/ Michael S. Wasik
Name: Michael S. Wasik
Title: Chief Executive Officer

CANADIAN COMMUNICATIONS, LLC

By:	/s/ Edouard A. Garneau
Name: Edouard A. Garneau
Title: President

SOLELY FOR PURPOSES OF SECTION 8.1:

Peyton Holdings Corporation

By:	/s/ Amy Peyton
Name: Amy Peyton
Title: Vice President

/s/ Edouard Garneau
Edouard Garneau

IN WITNESS WHEREOF, the undersigned Selling Party has executed this Unit Purchase Agreement as of the day and year first written above.

SELLING PARTY:

Peyton Communications, LLC
Print Name of Selling Party

/s/ Amy Peyton
Signature

Amy Peyton, Vice President
Name and Title of Authorized Signatory (if Selling Party is an entity)

Address:

          ☐ By checking this box, I hereby elect to receive any cash payment due to me on the Closing Date via wire transfer, and instruct Buyer to wire such funds to the following account:

Account Name:
Bank:
Account #:
ABA #:
Address:

COUNTERPART SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT